For Immediate ReleaseFOR IMMEDIATE RELEASE:

Date: July 28, 2004

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports Improved Second Quarter Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the""Company"") (NASDAQ: ROME), the holding company of The Rome Savings Bank, announced today the Company''s results of operations for the three and six month periods ended June 30, 2004.

Net income for the Company for the three month period ended June 30, 2004 was $680,000 or $0.16 per diluted share, compared to $619,000 or $0.15 per diluted share for the same period in 2003. The increase in net income was primarily attributable to higher non-interest income. The increase in non-interest income was the result of increased service charges and fees revenue, primarily on deposit accounts, and a gain on the sale of a portion of the Company's holdings of an equity mutual fund. The increase in net income was also attributable to a decrease in loan loss provisions as a result of improving asset quality.

Partially offsetting the increase in non-interest income and decrease in loan loss provisions were increases in non-interest expense and income tax expense. The increase in non-interest expense was principally related to higher salary and employee benefit costs. The increase in income tax expense was primarily a result of higher pre-tax earnings.

Net income for the Company for the six month period ended June 30, 2004 was $1,125,000, or $0.27 per diluted share, as compared to $1,146,000, or $ 0.27 per diluted share for the first half of same period in 2003. The decrease in net income was the primarily the result of an increase in non-interest expense. The increase in non-interest expense was principally attributable to higher salary and employee benefit costs. The increase in non-interest expense was also related to increased product promotional expenses as well as higher equipment operating costs related to the Company's core system conversion in mid-2003. Partially offsetting the increases in non-interest expense was an increase in service charges and fees principally on deposits accounts, a reduction in the Company's loan loss provision as a result of improving asset quality, and gains on the sale of the aforementioned equity holdings in both the first and second quarters of the current year.

Total assets increased from $261.9 million at December 31, 2003 to $265.3 million at June 30, 2004. The loan portfolio increased by 5.7% primarily due to an increase in residential mortgage lending. Deposit accounts grew by 2.2% during the first half of the year. Asset quality continues to strengthen, with non-performing loans as a percentage of total loans at 0.50% at June 30, 2004, down from 0.67% at December 31, 2003 and the allowance for loan losses as a percent of non-performing loans increasing to 162.2% at June 30, 2004 in comparison to 128.7% at December 31, 2003.

Charles M. Sprock, Chairman, CEO and President said, ""We are pleased with the improvement in the Company's earnings and asset quality. The results of our recent investments in the residential lending and personal checking products are particularly gratifying with the growth we have realized in these areas. We look forward to continuing to expand our product and services offerings to our customers.""

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.15 cents ($0.15) per share for stockholders of record at the close of business on August 11, 2004. The dividend is payable on August 25, 2004.

Forward-Looking Statements

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are ""forward-looking statements"" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)
As of
June 30,	December 31,
2004	2003
Selected Financial Condition Data:
Total assets	$265,315	$261,939
Loans, net	219,575	207,656
Securities	24,018	29,118
Cash and cash equivalents	10,682	14,055
Total deposits	207,581	203,190
Borrowings	18,255	18,090
Total shareholders' equity	35,551	36,639
Allowance for loan losses	1,814	1,809
Non-performing loans	1,118	1,406
Non-performing assets	1,376	1,608

For the three months ended	For the six months ended
June 30,	June 30,
2004	2003	2004	2003
Selected Operating Data:
Interest income	$3,532	$3,690	$7,123	$7,458
Interest expense	742	894	1,537	1,826
Net interest income	2,790	2,796	5,586	5,632
Provision for loan losses	25	50	125	250
Net interest income after provision for loan losses	2,765	2,746	5,461	5,382
Non-interest income:
Service charges and other income	428	272	771	535
Net gain on securities	52	-	98	-
Total non-interest income	480	272	869	535
Non-interest expense	2,184	2,077	4,572	4,181
Income before income taxes	1,061	940	1,758	1,736
Income tax expense	381	322	633	590
Net income	$680	$619	$1,125	$1,146

For the three months ended	For the six months ended
June 30,	June 30,
Selected Financial Ratios and Other Data:	2004	2003	2004	2003
Performance Ratios:
Basic earnings per share	$0.17	$0.15	$0.28	$0.28
Diluted earnings per share	$0.16	$0.15	$0.27	$0.27
Return on average assets	1.04%	0.99%	0.86%	0.92%
Return on average equity	7.70%	6.79%	6.20%	6.33%
Net interest rate spread	1	4.35%	4.32%	4.35%	4.43%
Net interest margin	1	4.66%	4.80%	4.68%	4.88%
Non-interest expense to average assets	3.33%	3.31%	3.50%	3.34%
Efficiency ratio	1	66.80%	66.48%	70.77%	66.61%
Average interest-earning assets to average interest-bearing liabilities	125.42%	131.58%	125.77%	129.11%

As of
June 30,	December 31,
2004	2003
Equity Ratios:
Equity to assets	13.40%	13.99%
Book value per share	$8.40	$8.55

Asset Quality Ratios:
Non-performing loans as percent of loans	0.50%	0.67%
Non-performing assets as percent of total assets	0.52%	0.61%
Allowance for loan losses as a percent of loans	0.82%	0.86%
Allowance for loan losses as a percent of non-performing loans	162.20%	128.70%
Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.